UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2012

CAMBIUM LEARNING GROUP, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17855 North Dallas Parkway, Suite 400, Dallas, Texas		75287
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-932-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2012, Cambium Learning, Inc. a subsidiary of Cambium Learning Group, Inc. (the "Company") entered into a logistics service agreement by and between the Company and Ozburn-Hessey Logistics, LLC ("OHL") (the "Service Agreement") to provide logistics, transportation, and warehousing services. Specifically, OHL will provide general transportation management services and perform warehouse and distribution services from its Granite City, Illinois location. This location will be the sole warehouse and distribution facility for the Company’s physical product once the transition is complete.

The Service Agreement is effective February 22, 2012 and remains in effect through March 31, 2015 with customary provisions for termination for cause or convenience. The Service Agreement is a cost plus arrangement with performance and cost targets established and the risks or rewards of deviations from targets shared between OHL and the Company.

The summary above is not intended to be complete and is qualified in its entirety by reference to the complete text of the Service Agreement which will be attached as an Exhibit to the Company’s Form 10-K for the period ending December 31, 2011.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 15, 2012, the Company’s Board of Directors approved a plan to outsource the Company’s warehouse operations to a third party logistics provider, OHL, and to cease use of the leased facility in Frederick, Colorado that includes its warehouse and other office space. Warehouse operations in Frederick are expected to be transferred to OHL and the facility be made available for sublease in the quarter ending June 30, 2012. The outsourcing and facility closure reflects one component of a reengineering and restructuring initiative to align the Company’s organizational and cost structure to its strategic goals. Outsourcing of warehouse operations to OHL will allow the Company to take advantage of a lower and more variable cost structure for the Company’s print-based products as well as locate the operations closer to the geographic center of the Company’s nationwide customer base. The Company expects significant, recurring cost savings from these actions.

The Company expects to incur approximately $4.6 million to $5.6 million in total expenses related to these exit activities. Of this amount, between $3.9 million and $4.7 million will be non-cash impairment charges for the facility and warehouse related assets. The Company also expects to incur between $0.7 million and $0.9 million in cash expenses associated with transferring inventory to OHL, preparing the facility for sublease, and one-time employee termination benefits. Additionally, the Company expects to incur approximately $0.1 million in capitalizable expenses associated with integrating the Company’s systems with OHL’s. These charges will predominantly be recorded in the quarters ending March 31, 2012 and June 30, 2012.

Item 2.06 Material Impairments.

In connection with the Company’s decision to discontinue the warehouse related services in its current Frederick facility, the Company has concluded that a material charge for impairment of certain assets will be required. Further description of the facts and circumstances leading to this conclusion, as well as the Company’s estimates of the impairment charge and related cash expenditures, is included in the disclosure under Item 2.05 of this Current Report on Form 8-K.

This Current Report on Form 8-K contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning future restructuring charges and cash expenditures. These statements, which represent the Company’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. The ultimate results of this action depend on a number of factors, including potential changes to the time and cost required for the Company to sublease the Frederick facility, the ultimate sublease rentals the Company receives for the Frederick facility, and the time and cost necessary to transfer inventory and begin logistics, transportation, and warehousing services through OHL. Forward-looking statements speak only as of the date they are made and actual events or results may differ materially.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBIUM LEARNING GROUP, INC.

February 22, 2012	By:	/s/ Bradley C. Almond

Name: Bradley C. Almond
Title: Senior Vice President and Chief Financial Officer